Exhibit 10.20

Shareholder Loan Agreement

LOAN AGREEMENT entered into between: MADERIC HOLDINGS LIMITED (“the Lender”) And WJ ENERGY GROUP LIMITED (“the Borrower”)

Shareholder Loan Agreement

This LOAN AGREEMENT with reference number WJE/2019/01/KRUH (hereinafter referred to as the “Agreement”) is made and entered into on 30 January 2019 by and between:

1.	MADERIC HOLDING LIMITED, a limited liability company duly established under the laws of Hong Kong, having its registered office at Room B, 17/F, Lockhart Centre, 301-307 Lockhart Road, Wanchai, Hong Kong (hereinafter referred to as the “Lender”) and

2.	WJ ENERGY GROUP LIMITED, a limited liability company duly established under the laws of Hong Kong, having its registered office at Room B, 17/F, Lockhart Centre, 301-307 Lockhart Road, Wanchai, Hong Kong (hereinafter referred to as the “Borrower”);

The Lender and the Borrower collectively shall be referred to as the “Parties” and respectively as the “Party”.

NOW THEREFORE, the Parties agree as follows:

Article 1 – Definitions and interpretation

1.1	Definitions; In this Agreement, the following expressions shall have the following meanings:

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for normal banking business in Hong Kong.

“Effective Date” means the date this Agreement is signed upon by both parties as mentioned in the beginning of this Agreement;

“Loan” means the loan facility in the amount of $3,800,000 (three million eight hundred thousand US Dollar), made available through wire transfer to Borrower’s bank account.

“Loan Date” means the Business Day on which the Lender makes available the Loan to the Borrower.

““Maturity Date” means the 31st day of August 2024.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

1.2	Interpretation; In this Agreement, unless the context otherwise requires:

a.   headings and underlining are for convenience only and shall not affect the interpretation of this Agreement;

b.   words importing the singular shall include the plural and vice versa;

c.   words importing a gender shall include any gender;

d.   references to "$" or "dollar" shall refer to the official currency of the United States of America.

Article 2 – The Loan

2.1	Loan; Subject to the terms of this Agreement, the Lender agrees to make the Loan available to the Borrower in a timely manner or make payments on the Borrower’s behalf, according to the needs of the operations of its subsidiaries.

2.2	Purpose of the Loan; The loan is strictly for the use of WJ Energy Group Limited for the extension of the operatorship of Kruh Block under its subsidiary PT Green World Nusantara.

Shareholder Loan Agreement

Article 3 – Interest

3.1	Interest Rate; The loan shall bear 0% interest per annum.

Article 4 – Payment and Prepayment of the Loan

4.1	Payment; The Loan must be repaid on the Maturity Date, when the loan’s purpose has been achieved and, if agreed by the Parties in writing, the Maturity Date may be extended indefinitely.

4.2	Prepayment; The Borrower may repay, at any time and from time to time and any other sum then due to the Lender under any provisions of this Agreement, in whole or in part.

4.3	Method of Payment; All payments to be made by the Borrower under this Agreement must be paid in full without deduction of any kind. Payment by the Borrower shall be denominated in dollar or any other denomination agreed upon by the Parties and shall be made by telegraphic transfer to such bank and bank account as the Lender shall designate in writing.

Article 5 – Taxes

The Borrower shall be responsible for the payment of all present or future taxes and/or duties assessed or imposed by the Government of Hong Kong or a governmental agency thereof with respect to the execution and/or performance of this Agreement and the repayment of the Loan.

Article 6 – Assignment

The Lender shall be entitled to assign or transfer any of its rights or obligations under this Agreement to a third party by providing the Borrower with a 7-day prior written notice. The Borrower shall not assign any of its rights or obligations under this Agreement to any party without the prior written approval by the Lender.

Article 7 – Amendment

Any provision of this Agreement may be amended or supplemented only if the Parties so agree in writing.

Article 8 – Costs and Expenses

Save as otherwise provided, each Party shall bear its own legal and other costs and expenses incurred in relation to the preparation, execution, performance or enforcement of this Agreement.

Article 9 – Notices

Any notice under this Agreement shall be given in writing by first class pre-paid post (airmail if sent internationally) and be addressed::

If to the Borrower:

WJ ENERGY GROUP LIMITED

Address: Room B, 17/F, Lockhart Centre, 301-307 Lockhart Road, Wanchai, Hong Kong

Attention: Director

If to the Lender:

MADERIC HOLDING LIMITED

Address: Room B, 17/F, Lockhart Centre, 301-307 Lockhart Road, Wanchai, Hong Kong

Attention: Director

Notices addressed as provided above shall be deemed to have been duly given when delivered (in the case of personal delivery), 2 (two) days after posting (in the case of letters sent within the same country), or 5 (five) days after posting (in the case of letters sent internationally), provided that notices to the Lender shall be effective only upon their actual receipt by the Lender. In each of the above cases any notice received on a non-working day or after business hours in the country of receipt shall be deemed to be given on the next following day in such country.

Shareholder Loan Agreement

Article 10 – Miscellaneous

10.1	Governing Law; This Agreement is subject to and is to be construed in accordance with the laws for the time being and from time to time in force in Hong Kong.

10.2	Dispute Settlement; Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Arbitration Rules of the Hong Kong International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. The Tribunal shall consist of three (3) arbitrator(s). The language of the arbitration shall be English.

10.3	Counterparts; This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

WJ ENERGY GROUP LIMITED	MADERIC HOLDINGS LIMITED

/s/ James Jerry Huang	/s/ Wirawan Jusuf

Name: James Jerry Huang	Name: Wirawan Jusuf
Title: Director	Title: Director

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